FINANCIAL COMMENTARY
- ------------------------------------------------------------------------------

ACQUISITION OVERVIEW
   Over the last several years the Corporation has made numerous sizeable acquisitions establishing dominant market positions in Missouri and New Mexico, and significant presences in southern Illinois, western Tennessee, Oklahoma, Arkansas and northern Texas. In 1993 and through the nine months of 1994, the Corporation completed seven acquisitions in four states aggregating $2.9 billion in total assets. The Corporation continues to expand its franchise as opportunities arise and currently has 4 acquisitions pending aggregating approximately $4.1 billion in assets, which are scheduled for consummation in late 1994 or early 1995. The Corporation's operations currently span nine states, with services delivered from over 400 branch locations and approximately 420 off-premise ATM's. A summary of the acquisitions consummated subsequent to September 30, 1993 and those currently pending follows.

Oklahoma Acquisition
   On March 31, 1994, the Corporation acquired Woodland Bancorp, Inc. (Woodland), a retail banking organization with assets of approximately $65 million, in a pooling transaction resulting in the issuance of .4 million shares of common stock. Woodland is located in Tulsa, Oklahoma and was merged into the Corporation's Oklahoma bank with total assets now approximating $1.6 billion providing services from 19 locations primarily within the Oklahoma City and Tulsa metropolitan areas.

Arkansas Acquisition
   On August 18, 1994, the Corporation announced an agreement to acquire Worthen Banking Corporation (Worthen), headquartered in Little Rock, Arkansas, in a transaction to be accounted for as a pooling of interests. Under terms of the agreement the Corporation will exchange one share of its common stock for each Worthen share, resulting in the issuance of approximately 17.3 million shares. Worthen is the second largest banking organization in Arkansas, with approximately $3.5 billion in assets, operating 112 retail banking offices throughout Arkansas and six offices in the Austin, Texas area. The acquisition of Worthen will increase the Corporation's asset base in Arkansas to approximately $4.4 billion, solidifying its market position in that state, as well as enhancing the Corporation's presence in Texas. The acquisition, which is subject to approval by Worthen shareholders and regulatory agencies, is expected to be completed in the first quarter of 1995.

Texas Acquisitions
   On November 30, 1993, the Corporation acquired First Amarillo Bancorporation, Inc. (Amarillo), in a transaction accounted for as a pooling of interests. Under terms of the agreement, the Corporation exchanged .912 shares of its common stock for each share of Amarillo, resulting in the issuance of approximately 5.9 million shares of common stock. Amarillo, with assets at September 30, 1994 of approximately $1.1 billion, is located in Amarillo, Texas and has the leading market share in this north Texas market.
   On May 6, 1994, the Corporation completed the acquisition of Eagle Management and Trust Company (Eagle), an investment advisory firm located in Houston, Texas. Eagle, with $1.4 billion in trust assets, will not have a material impact on near-term financial results.
   On May 19, 1994, the Corporation announced a definitive agreement to acquire Dalhart Bancshares, Inc. (Dalhart), in a transaction involving the issuance of approximately .7 million shares of Boatmen's common stock for all of the shares of Dalhart. Dalhart, with assets of approximately $140 million, is located in north Texas, and will be merged with the Corporation's Amarillo subsidiary, further enhancing the Corporation's leading market share in this north Texas market. This acquisition, which is subject to approval by Dalhart shareholders and regulatory agencies, is expected to be completed in the fourth quarter of this year.

Mortgage Banking Acquisition
   On May 6, 1994, the Corporation announced an agreement to acquire National Mortgage Company and certain affiliates (National Mortgage), headquartered in Memphis, Tennessee, in a transaction to be accounted for as a pooling of interests. Under terms of the agreement, the Corporation will exchange not more than 5.0 million shares of its common stock for all of the stock of National Mortgage. At the date of announcement, the transaction had a value of approxi-

==================================================================================================================================
Table 1: Acquisitions -- 1994 and 1993
                                                                                                                        Accounting
                                           Date    State            Assets            Price            Shares issued    method
- ----------------------------------------------------------------------------------------------------------------------------------
COMPLETED
FDIC assisted -- First City-El Paso           3/93    Texas      $ .3 billion      $ 14 million cash              --     Purchase
FDIC assisted -- Missouri Bridge Bank         4/93    Missouri    1.1 billion        16 million cash              --     Purchase
RTC assisted -- Cimarron Federal Savings      5/93    Oklahoma     .4 billion        13 million cash              --     Purchase
FCB Bancshares, Inc.                          8/93    Kansas       .2 billion        25 million cash              --     Purchase
First Amarillo Bancorporation, Inc.          11/93    Texas        .8 billion       192 million stock    5.9 million     Pooling
Woodland Bancorp, Inc.                        3/94    Oklahoma     .1 billion        12 million stock     .4 million     Pooling
Eagle Management and Trust Company            5/94    Texas                --         3 million cash              --     Purchase
- ----------------------------------------------------------------------------------------------------------------------------------
  Total assets of completed transactions                         $2.9 billion
==================================================================================================================================
PENDING
Dalhart Bancshares, Inc.                              Texas      $ .1 billion      $ 23 million stock     .7 million     Pooling
National Mortgage Company                             Tennessee    .4 billion       153 million stock    5.0 million     Pooling
Worthen Banking Corporation                           Arkansas    3.5 billion       595 million stock   17.3 million     Pooling
Salem Community Bancorp, Inc.                         Illinois     .1 billion         9 million stock     .3 million     Purchase
- ----------------------------------------------------------------------------------------------------------------------------------
  Total assets of pending transactions                           $4.1 billion
==================================================================================================================================

2 Boatmen's Bancshares, Inc.

FINANCIAL COMMENTARY
- ------------------------------------------------------------------------------

mately $153 million, which represented
1.2% of National Mortgage's mortgage servicing portfolio. National Mortgage is a privately-owned, full-service mortgage banking company which originates home loans through 10 company-operated offices as well as through a network of over 300 correspondents located in the Southern and Midwestern United States, and presently services mortgage loans totaling approximately $13.1 billion. When the National Mortgage portfolio is combined with the Corporation's existing servicing portfolio, Boatmen's will rank among the 30 largest mortgage servicers in the country. The acquisition, which is subject to approval by National Mortgage shareholders and regulatory agencies, is expected to be completed in late 1994 or early 1995.

Illinois Acquisition
   On September 27, 1994, the Corporation announced an agreement to acquire Salem Community Bancorp, Inc. (Salem) in a stock and cash transaction which will be accounted for as a purchase. Salem has two locations with approximately $80 million in assets and will be merged into the existing Boatmen's Bank of South Central Illinois. The acquisition is expected to be completed in the first quarter of 1995, subject to approval by regulatory agencies.

===========================================================
Table 2: Asset Distribution

September 30, 1994 (in billions)      Assets     % of total
- -----------------------------------------------------------
Missouri                              $17.4            61.5%
New Mexico                              3.2            11.3
Oklahoma                                2.0             7.1
Texas                                   1.6             5.7
Iowa                                    1.2             4.2
Illinois                                1.0             3.5
Arkansas                                 .9             3.2
Tennessee                                .8             2.8
Kansas                                   .2              .7
- -----------------------------------------------------------
Total                                 $28.3           100.0%
===========================================================

EARNINGS OVERVIEW
   Net income for the third quarter of 1994 increased to $89.7 million, up 10.3% from the same period of last year, and net income per share was $.86, an increase of 10.3%. For the nine months, net income increased 9.6% to $263.3 million, and net income per share was $2.52 compared to $2.32 per share a year ago, an increase of 8.6%. The earnings growth for the third quarter was primarily due to an increase in net interest income, lower noninterest expense and a decline in the provision for loan losses. The year-to-date earnings improvement was attributable to higher net interest income and noninterest income, as well as a lower provision for loan losses, which was offset in part by higher noninterest expense. Five purchase acquisitions were consummated during the period from March 1, 1993 through September 30, 1994; therefore, the results of operations of these companies are included in the consolidated financial statements only subsequent to the dates of acquisition and must be considered when reviewing the trended financial information. In addition, the results of operations of Woodland, which qualified as a pooling of interests, are not included in the consolidated financial statements prior to January 1, 1994, due to the immaterial effect on the Corporation's financial results.
   For the third quarter, the return on average assets was 1.30% and the return on equity was 16.35%, compared to 1.27% and 16.15%, respectively, for the same period last year. For the nine months, the return on average assets was 1.29% and the return on equity was 16.19%, compared to 1.30% and 16.38%, respectively, in 1993. The returns in 1993 reflect a one-time $6.0 million gain in the first quarter from an income tax accounting change at the Corporation's Amarillo subsidiary, which was acquired in the fourth quarter of 1993. Excluding the accounting change, the year-to-date return on assets and return on equity in 1993 would have been 1.27% and 15.97%, respectively.
   Net interest income, on a fully-taxable equivalent basis, increased 3.8% over the third quarter of 1993 and 4.6% for the nine months principally due to an increase in average earning assets, which was partially offset by a decrease in the net interest margin. The net interest margin was 4.33% for both the third quarter and nine months of 1994, a decline of 21 and 24 basis points, respectively, from the same periods last year.
   Noninterest income increased 6.6% over the nine months of 1993, but declined .8% from the third quarter of last year. Excluding acquisitions, year-to-date noninterest income increased 3.0%.
   Noninterest expense decreased 1.3% from the third quarter of 1993, reflective of initiatives to control costs. For the nine months, noninterest expense increased 5.1% and, excluding acquisitions, was held to an increase of 2.6%.
   The provision for loan losses for the third quarter totaled $6.9 million, representing a decrease of 47.1% from the third quarter of last year, and was down 6.3% from the second quarter of 1994. For the nine months, the provision for loan losses decreased 58.8%, reflecting continued improvement in asset quality. Net charge-offs as a percentage of average loans dropped to .13% compared to .21% for the nine months of last year and .24% for all of 1993.
   Presented in Table 3 is an income statement analysis expressed on a per share basis, compared to the same periods last year and the three months ended June 30, 1994.

=============================================================================================
Table 3: Earnings Per Share Analysis
                                            3rd Qtr. '94         3rd Qtr. '94         YTD '94
Per share                               vs. 3rd Qtr. '93     vs. 2nd Qtr. '94     vs. YTD '93
- ---------------------------------------------------------------------------------------------
Net income prior period                             $.78                 $.84           $2.32
- ---------------------------------------------------------------------------------------------
Net interest income                                  .10                  .02             .35
Provision for loan losses                            .06                  .01             .27
Noninterest income                                  (.01)                 .01             .23
Noninterest expense                                  .03                 (.01)           (.34)
Income tax expense                                  (.10)                (.01)           (.29)
Impact of additional shares of
  common stock                                                                           (.02)
- ---------------------------------------------------------------------------------------------
Net increase                                         .08                  .02             .20
- ---------------------------------------------------------------------------------------------
Net income current period                           $.86                 $.86           $2.52
=============================================================================================

                                                       1994 Quarterly Report 3

FINANCIAL COMMENTARY
- ------------------------------------------------------------------------------

NET INTEREST INCOME
   Measured on a fully-taxable equivalent basis, net interest income increased 3.8% over the third quarter of 1993 and 4.6% for the nine months. These increases were primarily due to growth in average earning assets, partially offset by a lower net interest margin. Average earning assets increased 9.0% over the third quarter of last year and 10.3% for the nine months primarily due to loan growth and expansion of the securities portfolio.
   Loans, the highest yielding earning asset, increased 10.7% over the third quarter of 1993 and 11.8% for the nine months. Loans represented 63.6% of average earning assets for the nine months of 1994, compared to 62.8% for the same period last year. Held to maturity and available for sale securities increased 11.4% for the nine months, representing 34.9% of average earning assets, up from 34.6% for the same period last year. Much of the increase in the securities portfolio reflects the redeployment of short-term money market instruments and funds received from regulatory assisted transactions in 1993, coupled with a planned expansion of selected components of the portfolio.
   After several periods of steady improvement, the Corporation experienced an anticipated contraction in the net interest margin over the second half of 1993 which continued into the first quarter of 1994. The margin stabilized at 4.33% in both the second and third quarters of this year, but was down 21 basis points from the third quarter of last year when the margin was 4.54%. A similar decline also occurred in the nine-month period, primarily due to narrower spreads earned on fixed rate assets. The anticipated decline in earning asset yields was accelerated by historically high levels of prepayment activity on mortgage-backed securities and subsequent reinvestment into securities with lower yields during the first quarter of this year. Based on the current interest rate environment and the asset/liability repricing structure, the Corporation anticipates relative stability in the net interest margin in the near term. The average yield on earning assets for the nine months of 1994 declined 20 basis points from the same period last year compared to a 3 basis point increase in the rate paid on interest-bearing liabilities. During this period, purchased funds were the principal funding source for the loan growth and increased $1.6 billion or 52.0%.

==============================================================================================================================
Table 4: Summary of Net Interest Income

                                              Third Quarter Ended September 30          Nine Months Ended September 30
- -----------------------------------------------------------------------------------------------------------------------------
(in millions)                                   1994            1993     % change           1994            1993     % change
- -----------------------------------------------------------------------------------------------------------------------------
Average loans                              $15,911.9       $14,373.7       10.7%       $15,461.8       $13,824.7       11.8%
Average earning assets                      24,715.1        22,680.5        9.0         24,306.3        22,027.7       10.3
Average core deposits                       17,881.4        17,965.0        (.5)        17,979.6        17,404.3        3.3
Average purchased funds                      5,038.6         3,159.8       59.5          4,552.7         2,994.6       52.0
Net interest income (FTE)                      267.3           257.6        3.8            789.3           754.4        4.6
Net interest margin                             4.33%           4.54%                       4.33%           4.57%
=============================================================================================================================

=============================================================================================================================
Table 5: Interest Rate Swap Summary

September 30, 1994 (in millions)            Receive Fixed    Pay Fixed      Basis Swaps        Total
- -----------------------------------------------------------------------------------------------------------------------------
Notional amount, beginning of year                 $1,450          $31             $300       $1,781
  Additions                                         1,000                            50        1,050
  Maturities                                         (450)                         (100)        (550)
- -----------------------------------------------------------------------------------------------------------------------------
Notional amount, end of period                     $2,000          $31             $250       $2,281
=============================================================================================================================
Average remaining maturity (years)                    1.7          1.6              0.6          1.6
=============================================================================================================================

   An integral component of the Corporation's overall asset/liability management strategies is the management of interest rate risk through the prudent use of interest rate swaps. Interest rate swaps are an effective mechanism to hedge cash market instruments due to the inherent advantages related to flexibility in product structure and size, liquidity and capital. The swap portfolio is currently being used to alter the interest rate sensitivity of a portion of the Corporation's prime-based loan portfolio and to modify the interest rate sensitivity of subordinated debt. In 1994, the Corporation added new swap transactions with a notional amount of $1.1 billion and $.6 billion of swaps matured, such that at September 30, 1994, interest rate swaps totaled $2.3 billion. The swap portfolio increased net interest income by approximately $16.3 million for the nine months of 1994, adding 9 basis points to the net interest margin, compared to $14.0 million or 9 basis points in the same period last year. As summarized in Table 5, the swap portfolio is primarily comprised of contracts wherein the Corporation receives a fixed rate of interest while paying a variable rate. The average rate received at September 30, 1994 was 5.46% compared to an average rate paid of 5.14%, and the average remaining maturity of the total portfolio was less than two years. The estimated fair value of the swap portfolio was a negative $123 million at September 30, 1994, based on discounted cash flow models. Given that these swaps are valued using interest rates at quarter end, the estimated fair value is not necessarily indicative of the future net interest potential of the portfolio over its remaining life. Approximately 90% of the portfolio is comprised of indexed amortizing swaps; accordingly, the maturity distribution could modestly lengthen if interest rates were to increase from current levels. In addition, in a rising rate environment the net interest contribution from the swap portfolio will lessen as the variable component resets upward, but should be substantially offset by a higher contribution from on-balance sheet assets.
   Any future utilization of off-balance sheet financial instruments will be determined based upon the Corporation's overall interest rate sensitivity position and asset/liability management strategies, which are designed to limit interest rate risk exposure (earnings at risk position) to no more than 5% of projected annual net income. Adherence to this risk limit is controlled and monitored through monthly simulation modeling techniques that consider the interest rate risk and prepayment risk associated with dynamic balance sheet management. In its simulations, the Corporation estimates the impact on net interest income and net income from a gradual, as well as an immediate, change in market interest rates. Based on the current interest rate sensitivity position, and assuming both an immediate and gradual 100 basis point increase in interest rates over the next 12 months, the simulation model results indicate that the Corpora-

4 Boatmen's Bancshares, Inc.

FINANCIAL COMMENTARY
- ------------------------------------------------------------------------------

tion's earnings at risk position is within established limits.
   While the Corporation is primarily an end-user of derivative instruments, it does serve in a limited capacity as an intermediary to meet the financial needs of its customers. The notional value of the customer swap portfolio at September 30, 1994 totaled approximately $169 million. Interest rate risk associated with maintaining this portfolio is controlled by entering into offsetting positions with third parties.

NONINTEREST INCOME
   Noninterest income increased 6.6% for the nine months of 1994, primarily due to growth in trust fees, service charge income, credit card fees and securities gains, which was partially offset by a decline in mortgage banking revenues and investment banking profits and fees. Excluding the effect of acquisitions, noninterest income increased 3.0% over the nine months of last year. For the third quarter, noninterest income decreased .8% as increases in service charges and credit card fees were more than offset by declines in mortgage banking revenues, investment banking profits and fees, and trust fees, which were attributable in part to stock market volatility and rising interest rates. Noninterest income as a percentage of operating revenues was 33.1% for the nine months of 1994, compared to 32.7% for the same period of 1993. The future growth in fee-based business will be enhanced upon the acquisition of National Mortgage Company, a Tennessee based full-service mortgage banking company that presently services mortgage loans totaling approximately $13.1 billion.
   Trust fees increased 3.7% for the nine months, reflective of growth experienced within the personal and pension/institutional lines, but declined 1.9% from both the second quarter of 1994 and the third quarter of last year as revenues from new business volume were more than offset by narrower spreads on securities lending activity. Trust assets under management totaled $35.5 billion at September 30, 1994, including the second quarter acquisition of Eagle Management and Trust Company, compared to $34.7 billion at September 30, 1993 and $34.1 billion at December 31, 1993.

=============================================================================================================================
Table 6: Summary of Noninterest Income

                                              Third Quarter Ended September 30          Nine Months Ended September 30
- -----------------------------------------------------------------------------------------------------------------------------
(in millions)                                1994            1993       % change         1994            1993     % change
- -----------------------------------------------------------------------------------------------------------------------------
Trust fees                                 $ 38.0          $ 38.7           (1.9)%     $115.9          $111.7          3.7%
Service charges                              41.3            39.2            5.4        122.0           112.0          9.0
Credit card                                  17.7            14.6           21.5         48.6            39.5         23.2
Investment banking
  profits and fees                            6.8             9.5          (28.3)        23.6            26.9        (12.5)
Securities gains, net                         1.5              .3          513.2          4.8             1.1        354.6
Mortgage banking operations                   1.8             4.4          (59.1)         6.1            11.2        (45.5)
Other                                        23.6            25.1           (6.0)        69.5            64.0          8.6
- -----------------------------------------------------------------------------------------------------------------------------
Total noninterest income                   $130.7          $131.8            (.8)%     $390.5          $366.4          6.6%
=============================================================================================================================
As % of operating income                     32.8%           33.8%                       33.1%           32.7%
- -----------------------------------------------------------------------------------------------------------------------------
Revenue per full-time
  equivalent employee
  (in thousands)                           $110.6          $108.6                      $109.4          $107.9
=============================================================================================================================

   Service charge income increased 5.4% over the third quarter of 1993 and 9.0% for the nine months. These increases reflect growth through increased penetration of the retail market and higher fees on corporate customer accounts. Excluding acquisitions, service charge income increased 6.5% for the nine months. Investment banking profits and fees decreased 28.3% from the third quarter of 1993 and 12.5% for the nine months as current financial market conditions have had a negative impact on foreign exchange, bond trading and retail brokerage business.
   Credit card income totaled $17.7 million in the third quarter of 1994 and $48.6 million for the nine months, increases of 21.5% and 23.2%, respectively, over the prior year periods. Most of this increase reflects growth in transaction volume of merchant business, which is also reflected in the increase in credit card expense and is in large measure a function of retail sales. Income from mortgage banking operations totaled $1.8 million for the third quarter of 1994 and $6.1 million for the nine months, decreases of 59.1% and 45.5%, respectively, from the prior year periods, reflecting the impact of rising interest rates which decreased market gains on mortgage loans sold as well as mortgage loan originations and refinancings.
   For the nine months of 1994, securities gains of $4.8 million were recognized from the sale of approximately $65 million of available for sale securities, most of which occurred in the first quarter. Other noninterest income increased $5.5 million or 8.6% for the nine months and included segregated asset income totaling $9.9 million compared to $3.4 million for the nine months of 1993.


NONINTEREST EXPENSE
   Noninterest expense decreased 1.3% from the third quarter of 1993 and, for the nine months, noninterest expense increased 5.1%. Excluding the effect of acquisitions, year-to-date noninterest expense was held to an increase of 2.6%. This increase was due primarily to increased staff expense, higher depreciation expense on equipment enhancements and increased credit card expense. In addition, noninterest expense in the third quarter of last year included higher occupancy charges related to accelerated amortization on certain leased facilities. The efficiency ratio was 62.1% for the nine months of 1994, compared to 62.2% for the same period of last year, but in the most recent quarter improved to 61.6%.
   Staff expense, the largest component of noninterest expense, increased 1.7% from the third quarter of 1993, and 6.3% for the nine months.
Excluding the effect of acquisitions, staff expense increased 1.0% over the third quarter of 1993 and 4.4% for the nine months, reflective of efforts to control staffing levels.
   Equipment expense increased 8.0% over the third quarter of 1993 and 10.2% for the nine months, primarily due to higher depreciation expense associated with capital expenditures for upgraded computer systems and

                                                       1994 Quarterly Report 5

FINANCIAL COMMENTARY
- ------------------------------------------------------------------------------

software mainly to support trust and retail business expansion. Occupancy expense decreased 10.5% from the third quarter of 1993 and 3.5% for the nine months due to the aforementioned accelerated leasehold amortization on certain facilities in 1993.
   Foreclosed property costs reflected gains on sales of foreclosed property of $6.9 million and $9.6 million for the nine months of 1994 and 1993, respectively; which more than offset operating expenses and write-downs to other parcels of foreclosed property. Much of the gains during both periods were recognized at the Corporation's New Mexico subsidiary.
   Goodwill and core deposit premium amortization totaled $25.0 million for the nine months of 1994, an increase of 19.0% over the prior year period, resulting from the aforementioned purchase acquisitions consummated subsequent to March 1, 1993.

=============================================================================================================================
Table 7: Summary of Noninterest Expense

                                              Third Quarter Ended September 30          Nine Months Ended September 30
- -----------------------------------------------------------------------------------------------------------------------------
(in millions)                                1994            1993        % change        1994            1993       % change
- -----------------------------------------------------------------------------------------------------------------------------
Staff expense                              $122.4          $120.3            1.7%      $369.3          $347.3          6.3%
Occupancy                                    17.1            19.1          (10.5)        50.4            52.3         (3.5)
Equipment                                    21.3            19.7            8.0         62.1            56.4         10.2
FDIC insurance                               11.2            11.2                        34.2            33.0          3.5
Credit card                                  11.0             9.4           17.2         30.2            25.2         19.6
Printing, postage, paper                      9.2             9.9           (7.1)        28.2            27.8          1.4
Intangible amortization                       8.4             8.6           (2.3)        25.0            21.0         19.0
Professional fees                             4.1             4.6          (10.9)        13.4            14.2         (5.6)
Federal Reserve processing charges            2.2             2.6          (15.4)         6.9             7.5         (8.0)
Advertising                                   7.6             7.9           (3.8)        20.8            19.2          8.3
Communications                                5.0             4.6            8.7         15.0            13.2         13.6
Foreclosed property costs, net               (1.2)             .1                        (4.0)           (3.6)       (11.5)
Other                                        26.9            30.3          (11.2)        80.8            83.1         (2.8)
- -----------------------------------------------------------------------------------------------------------------------------
  Total noninterest expense                $245.2          $248.3           (1.3)%     $732.3          $696.6          5.1%
=============================================================================================================================
Efficiency ratio                             61.6%           63.8%                       62.1%           62.2%
- -----------------------------------------------------------------------------------------------------------------------------
Number of full-time
  equivalent employees                     14,256          14,314
=============================================================================================================================

PROVISION FOR LOAN LOSSES
   The provision for loan losses totaled $6.9 million in the third quarter of 1994, a decrease of 47.1% from the third quarter of last year when the provision totaled $13.0 million. For the nine months, the provision for loan losses totaled $19.9 million, a decline of $28.4 million or 58.8% from the same period last year. These declines reflect continued improvement in asset quality as evidenced by lower levels of actual loan losses, further declines in nonperforming assets and a continued downward trend in criticized loans identified through the Corporation's internal risk rating system. At September 30, 1994, the reserve for loan losses represented 224% of nonperforming loans compared to 195% at December 31, 1993, and 183% at September 30, 1993. The reserve for loan losses as a percentage of net loans was 2.16% compared to 2.34% at September 30, 1993, and 2.30% at year-end 1993. For the nine months, net loan charge-offs declined to $14.8 million, a decrease of $6.6 million or 30.8% from the same period of 1993, and for the third quarter, net charge-offs totaled $3.8 million compared to $6.9 million in the prior year. For the nine months, annualized net charge-offs as a percentage of average loans dropped to a record low to .13% compared to .21% for the same period of last year and .24% for all of 1993.

TAXES
   The Corporation's effective tax rate rose to 34.5% for the nine months of 1994, compared to 31.2% for the same period of last year. The effective tax rate in 1993 was unusually low due to a one-time $6.0 million reduction in income tax expense from adoption of SFAS 109, "Accounting for Income
Taxes", at the Corporation's Amarillo, Texas subsidiary, which was acquired in November 1993. On a prospective basis, the effective tax rate should continue to approximate the statutory rate, adjusted for normal operating items such as tax-exempt interest, goodwill amortization and other nondeductible expenses.

==========================================================
Table 8: Summary of Reserve
         for Loan Losses

September 30 (in millions)               1994        1993
- ----------------------------------------------------------
Balance, beginning
 of year                               $341.1      $302.0
- ----------------------------------------------------------
 Loans charged off                      (48.1)      (49.7)
 Recoveries on loans
  previously charged off                 33.3        28.3
- ----------------------------------------------------------
 Net charge-offs                        (14.8)      (21.4)
 Provision charged
  to expense                             19.9        48.3
 Reserves of acquired
   subsidiaries                            .9        12.9
- ----------------------------------------------------------
Balance, end of period                 $347.1      $341.8
==========================================================
Reserve at end of period:
 Loan reserve as %
  of net loans                           2.16%       2.34%
 Loan reserve as % of
  nonperforming loans                  224.07      182.60
Net charge-offs as
 % of average loans                       .13         .21
==========================================================

NONPERFORMING ASSETS
   Nonperforming assets, which include nonperforming loans and foreclosed property, declined $56.7 million or 18.1% from September 30, 1993, and $28.3 million or 9.9% from year-end 1993. Nonperforming assets at September 30, 1994 were slightly above the level at June 30, 1994, as declines in nonaccrual loans and foreclosed property were more than offset by a single credit that was 90 days past due at quarter end. This credit is expected to return to performing status early in the fourth quarter. As a percent of total loans and foreclosed property, nonperforming assets declined to 1.58% compared to 2.12% at September 30, 1993, and 1.90% at December 31, 1993. The decline in nonperforming assets from the prior year periods reflects a stronger economy and the effectiveness of the Corporation's comprehensive loan administration and workout procedures. As a percentage of total assets, nonperforming assets remained below the 1.0% level at .91%. Nonperforming loans at September 30, 1994 declined to $154.9 million or .96% of total

6 Boatmen's Banchshares, Inc.

FINANCIAL COMMENTARY
- ------------------------------------------------------------------------------

loans, compared to 1.17% at December 31, 1993, and 1.28% at September 30, 1993. Table 11 summarizes the nonperforming assets by major banking unit/geographic location and illustrates the broad-based improvement achieved.
   As part of management's overall portfolio analysis, ongoing credit quality reviews are performed to evaluate risk inherent in the portfolio and potential risk that may develop in the future. A critical element in assessing portfolio risk is the level of criticized loans. The
Corporation's internal risk rating system designates specific credits as criticized loans, which include all nonperforming loans and other loans which contain features presenting more than the normal risk of collectibility. Criticized and classified assets from regulatory examinations are an integral component of the risk rating system. As displayed in Table 10, criticized loans totaled $594.3 million or 3.68% of loans at September 30, 1994, a decline of over $200 million from September 30, 1993, when criticized loans were 5.42% of loans. Management carefully analyzes changes and trends in both nonperforming and criticized loans in assessing the risk characteristics of the loan portfolio.
   In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 114 (SFAS NO. 114), "Accounting by Creditors for Impairment of a Loan." This statement will require that certain impaired loans be measured based on either the present value of expected future cash flows discounted at the loan's effective rate, the market price of the loan, or fair value of the underlying collateral if the loan is collateral dependent. Adoption of this pronouncement is required in 1995 and, at present, is not expected to have a material effect on the Corporation's reported financial results.

==============================================================================================================
Table 9: Summary of Nonperforming Assets

(in millions)                             SEPTEMBER 30, 1994        December 31, 1993       September 30, 1993
- --------------------------------------------------------------------------------------------------------------
Nonaccrual                                            $109.8                   $142.9                   $154.5
Restructured                                             7.1                     14.8                     13.4
Past due 90 days or more                                38.0                     17.2                     19.3
- --------------------------------------------------------------------------------------------------------------
  Total nonperforming loans                            154.9                    174.9                    187.2
- --------------------------------------------------------------------------------------------------------------
Foreclosed property                                    102.3                    110.6                    126.7
- --------------------------------------------------------------------------------------------------------------
  Total nonperforming assets                          $257.2                   $285.5                   $313.9
===============================================================================================================
Nonperforming loans as % of total loans                   .96%                   1.17%                    1.28%
Nonperforming assets as % of total loans
  and foreclosed property                                1.58                    1.90                     2.12
Nonperforming assets as % of total assets                 .91                    1.07                     1.20
Loan reserve as % of nonperforming loans               224.07                  195.03                   182.60
==============================================================================================================

==============================================================================================================
Table 10: Loans Designated as Criticized Loans by Internal Risk Rating System

                                                                        Criticized Loans
- --------------------------------------------------------------------------------------------------------------
(in millions)                                   Nonperforming             Performing                    Total
- --------------------------------------------------------------------------------------------------------------
1993
- --------------------------------------------------------------------------------------------------------------
March 31                                               $226.5                 $653.6                   $880.1
June 30                                                 190.6                  610.2                    800.8
September 30                                            187.2                  608.2                    795.4
December 31                                             174.9                  587.7                    762.6
==============================================================================================================
1994
- --------------------------------------------------------------------------------------------------------------
March 31                                               $143.9                 $534.4                   $678.3
June 30                                                 143.4                  506.1                    649.5
September 30                                            154.9                  439.4                    594.3
- --------------------------------------------------------------------------------------------------------------
As % of loans at September 30, 1994                       .96%                  2.72%                   3.68%
==============================================================================================================

=========================================================================
Table 11: Nonperforming Assets
          by Banking Unit

                                    SEPTEMBER      December     September
(in millions)                        30, 1994      31, 1993      30, 1993
- -------------------------------------------------------------------------
Missouri                               $170.8        $171.4        $187.9
New Mexico                               37.1          53.4          60.3
Oklahoma                                 12.4          14.3          13.7
Texas                                     8.3          13.7          16.1
Iowa                                      6.4           7.2           8.4
Illinois                                  5.3           7.1           7.7
Arkansas                                  3.6           4.0           3.7
Tennessee                                 5.4           6.8           8.0
Kansas                                    7.9           7.6           8.1
- -------------------------------------------------------------------------
Total                                  $257.2        $285.5        $313.9
=========================================================================

SEGREGATED ASSETS
   As part of the regulatory-assisted acquisition of Missouri Bridge Bank, N.A. on April 23, 1993, the Corporation entered into a five-year loss-sharing arrangement with the FDIC with respect to approximately $950 million in multi-family residential, commercial real estate, construction, and commercial and industrial loans. During the five-year period, the FDIC will reimburse the Corporation for 80 percent of the first $92.0 million of net charge-offs on these loans, after which the FDIC will increase its reimbursement coverage to 95 percent of additional charge-offs. During this period and for two years thereafter, the Corporation is obligated to pay the FDIC 80 percent of all recoveries on charged off loans.
   The Corporation has designated certain loans covered under the loss-sharing arrangement which possess more than the normal risk of collectibility as segregated assets. These loans have the same risk characteristics as nonaccrual loans and foreclosed properties. At September 30, 1994, segregated assets, which are classified as other assets for reporting purposes, totaled $184.9 million, net of a $16.7 million credit valuation allowance, compared to $266.8 million at September 30, 1993. At September 30, 1994, segregated assets consisted primarily of $39.7 million of commercial loans, $31.3 million of industrial revenue bond loans and $124.7 million of commercial real estate-related loans. All other loans covered under the loss-sharing arrangement are included in the loan portfolio and totaled $313.8 million at September 30, 1994, compared to $537.1 million at September 30, 1993. The decline from September 30, 1993, was primarily due to scheduled paydowns and maturities. Net charge-offs of $1.7 million, representing the Corporation's share of losses on the segregated asset pool, were recognized in the nine months of 1994. The valuation allowance represents the Corporation's share of estimated losses upon

                                                       1994 Quarterly Report 7

FINANCIAL COMMENTARY
- ------------------------------------------------------------------------------

ultimate liquidation of the portfolio. The Corporation's primary purpose in managing a portfolio of this nature is to provide ongoing collection and control activities on behalf of the FDIC. Accordingly, these assets do not represent loans made in the ordinary course of business and, due to the underlying nature of this liquidating asset pool, are excluded from the Corporation's nonperforming asset statistics. At September 30, 1994, $180.2 million of segregated assets were accorded classification treatment consistent with nonaccrual reporting, $6.0 million represented foreclosed property, and the balance of $15.4 million was past due 90 days or more.
The Corporation's operating results and cash flow position are not expected to be materially affected by the ongoing collection activities associated with managing the loans subject to the loss-sharing arrangement.
Segregated assets income totaled $9.9 million for the nine months of 1994 compared to $3.4 million in the same period last year.
   A summary of activity regarding segregated assets is provided in Table 12.

==========================================================================================
Table 12: Segregated Assets

                                                  Principal      Allowance       Principal
September 30, 1994 (in millions)                    balance     for losses    balance, net
- ------------------------------------------------------------------------------------------
Balance, beginning of year                           $266.6          $18.4          $248.2
Net charge-offs                                       (11.1)          (1.7)
Transfers to segregated assets                         16.4
Payments on segregated assets                         (70.3)
- ------------------------------------------------------------------------------------------
Segregated assets, end of period                     $201.6          $16.7          $184.9
==========================================================================================

==================================================================================================================
Table 13:  Summary of Loan Portfolio

(in millions)                                SEPTEMBER 30, 1994        December 31, 1993        September 30, 1993
- ------------------------------------------------------------------------------------------------------------------
Commercial                                            $ 7,892.9                $ 7,490.7                $ 7,722.4
Real estate mortgage                                    3,045.1                  2,988.5                  2,734.0
Real estate construction                                  638.1                    558.0                    530.5
Consumer                                                4,474.0                  3,742.8                  3,571.4
Lease financing                                            86.4                     95.2                     99.1
- ------------------------------------------------------------------------------------------------------------------
  Total domestic loans                                 16,136.5                 14,875.2                 14,657.4
Foreign loans                                              17.1                     18.0                     19.3
- ------------------------------------------------------------------------------------------------------------------
  Total loans, before deduction of
    unearned income                                    16,153.6                 14,893.2                 14,676.7
Less unearned income                                       48.9                     67.3                     77.1
- ------------------------------------------------------------------------------------------------------------------
  Total loans, net of unearned income                 $16,104.7                $14,825.9                $14,599.6
==================================================================================================================

==================================================================================================================
Table 14: Loan Portfolio Distribution (excluding credit card)

                                          SEPTEMBER 30, 1994                 December 31, 1993                September 30, 1993
- --------------------------------------------------------------------------------------------------------------------------------
                                                        % OF                              % Of                              % Of
                                                       TOTAL                             Total                             Total
(in millions)                           AMOUNT         LOANS              Amount         Loans              Amount         Loans
- --------------------------------------------------------------------------------------------------------------------------------
Missouri                             $ 9,569.5          61.4%          $ 8,935.4          62.2%          $ 8,878.9          62.7%
New Mexico                             1,434.1           9.2             1,375.9           9.6             1,409.7           9.9
Oklahoma                               1,067.0           6.8               946.9           6.6               922.9           6.5
Texas                                    799.4           5.1               772.9           5.4               768.9           5.4
Iowa                                     701.1           4.5               639.8           4.4               622.0           4.4
Tennessee                                720.8           4.6               611.8           4.2               590.9           4.2
Illinois                                 695.1           4.5               613.9           4.3               599.9           4.2
Arkansas                                 500.5           3.2               396.4           2.8               306.8           2.2
Kansas                                   114.5            .7                75.6            .5                69.3            .5
- --------------------------------------------------------------------------------------------------------------------------------
    Total                            $15,602.0         100.0%          $14,368.6         100.0%          $14,169.3         100.0%
================================================================================================================================

LOAN PORTFOLIIO
   The majority of the Corporation's loans are made within its natural trade territory. The portfolio is highly diversified in that the Corporation's banking operations span a nine state area with over 400 branch locations. This geographic profile provides significant credit and economic risk diversification in that the Corporation is not solely dependent on any major market. Table 14 summarizes the diversification of the loan portfolio by banking location. There are no concentrations of credit to any borrower or industry in excess of 5% of total loans, and the portfolio is well balanced between wholesale and consumer lending.
   At September 30, 1994, loans totaled $16.1 billion, an increase of 10.3% over the same period of last year. Based on average balances, loans increased 10.7% for the quarter and 11.8% for the nine months, primarily due to internal loan growth within the consumer and middle-market commercial portfolios. This increase was led by a 24.2% increase in consumer loans coupled with an increase of 9.6% in commercial loans. Consumer loan growth stepped up over the second half of last year, largely the result of increased retail penetration of consumer products, primarily indirect auto loans and credit cards. The increase in commercial loans was primarily due to middle-market loan growth. The portfolio mix has undergone a favorable shift in that business development efforts have focused on expanding the consumer and middle-market commercial sectors, which has been complemented by acquisitions of retail-oriented institutions. At September 30, 1994, middle-market commercial and consumer loans represented approximately 49.2% of the loan portfolio compared to 47.9% at September
30, 1993. Commercial real estate and real estate construction loans represented 20.1% of total loans at September 30, 1994, compared to 21.4% at September 30, 1993. The Corporation closely monitors the composition and quality of the real estate portfolio through established credit review procedures to ensure that significant credit concentrations do not exist with this portfolio. The portfolio is geographically dispersed, primarily in areas where the Corporation has a direct banking presence, and is widely diversified between residential construction, office and retail properties, and land acquisition and development loans. Real estate loans are generally secured by the underlying property at a 75% to 80% loan to value ratio and are generally supported by guarantees from project developers. Additional collateral is required on a

8 Boatmen's Bancshares, Inc.

FINANCIAL COMMENTARY
- ------------------------------------------------------------------------------

project-by-project basis depending on management's evaluation of the borrower. Approximately 30% of the commercial real estate portfolio is comprised of owner occupied properties for which the primary source of repayment is not entirely dependent on the real estate market.
   Table 13 displays the components of the loan portfolio under standard financial reporting definitions. Management also reviews the diversification of the portfolio using internally developed standards and definitions as summarized in Table 15.

================================================================================================================================
Table 15: Composition of Loan Portfolio

                                          SEPTEMBER 30, 1994                 December 31, 1993                September 30, 1993
- --------------------------------------------------------------------------------------------------------------------------------
                                                        % OF                              % Of                              % Of
                                                       TOTAL                             Total                             Total
(in millions)                           AMOUNT         LOANS              Amount         Loans              Amount         Loans
- --------------------------------------------------------------------------------------------------------------------------------
Real estate:
  1-4 family residential             $ 3,091.0          19.2%          $ 2,970.6          20.0%          $ 2,781.4          18.9%
  Land acquisition                       165.4           1.0               168.8           1.1               128.8            .9
  Residential construction               227.1           1.4               181.2           1.2               155.3           1.1
  Commercial construction                245.6           1.5               208.0           1.4               246.4           1.7
  Commercial real estate               2,517.1          15.6             2,446.6          16.4             2,476.1          16.9
  Mini-perms                             101.7            .6               107.2            .7               123.9            .8
- --------------------------------------------------------------------------------------------------------------------------------
    Total real estate                  6,347.9          39.3             6,082.4          40.8             5,911.9          40.3
Commercial loans to Fortune
  1,000 companies and other
  large corporate borrowers              854.4           5.3               662.5           4.5               723.1           4.9
Middle-market commercial               3,469.9          21.5             3,359.9          22.6             3,461.1          23.6
Highly leveraged
  transactions (HLTs)                     61.5            .4                91.0            .6                88.1            .6
Bank stock loans                         218.8           1.3               226.4           1.5               228.9           1.6
Agriculture                              623.6           3.9               615.0           4.1               573.8           3.9
Consumer:
  Home equity                            407.1           2.5               363.1           2.4               364.9           2.5
  Credit card                            502.7           3.1               457.3           3.1               430.3           2.9
  Indirect installment                 2,369.2          14.7             1,793.4          12.0             1,737.3          11.8
  Other installment                    1,195.0           7.4             1,129.0           7.6             1,038.9           7.1
- --------------------------------------------------------------------------------------------------------------------------------
    Total consumer                     4,474.0          27.7             3,742.8          25.1             3,571.4          24.3
Lease financing                           86.4            .5                95.2            .7                99.1            .7
Foreign                                   17.1            .1                18.0            .1                19.3            .1
- --------------------------------------------------------------------------------------------------------------------------------
    Total loans                      $16,153.6         100.0%          $14,893.2         100.0%          $14,676.7         100.0%
================================================================================================================================

FINANCIAL POSITION
AND LIQUIDITY
   The basic financial structure of the Corporation's average and period-end balance sheet changed moderately from the fourth quarter and third quarter of last year primarily due to higher levels of purchased funds. At
September 30, 1994, assets totaled $28.3 billion compared to $26.2 billion at September 30, 1993, and $26.7 billion at December 31, 1993. The increase in assets from September 30, 1993, was primarily due to loan growth and an expansion of the securities portfolio.
   Liquidity represents the availability of funding to meet the obligations to depositors, borrowers, and creditors at a reasonable cost without adverse consequences. Accordingly, the Corporation's liquidity position is influenced by its funding base and asset mix. Core deposits, which consist of investable checking account deposits and certain interest-bearing accounts, represent the Corporation's largest and most important funding source, as these deposits represent a more stable, lower cost source of funds.
   The core deposit base is supplemented by the Corporation's wholesale and correspondent banking activities which provide a natural access to short-term purchased funds, such as negotiable certificates of deposit, bank notes and overnight surplus funds. These funds are acquired when needed, principally from existing customers within the Corporation's natural trade territory and through access to national money markets.
   Average core deposits totaled $17.9 billion for the third quarter of 1994, essentially unchanged from the same period last year. Average earning asset growth during this period exceeded core deposit growth by approximately $2.1 billion; accordingly, the additional earning asset volume has been funded by higher levels of short-term purchased funds. Average core deposits supported 72.4% of earning assets for the third quarter of 1994, compared to 79.2% during the same period last year. Core deposit growth in recent periods has been impacted to some extent by a shift in customer preference to other investment alternatives. Purchased funds, which increased approximately $1.9 billion from the prior year, supported 20.4% of average earning assets compared to 13.9% for the third quarter of last year. Purchased funds at September 30, 1994, included $1.7 billion of short-term bank notes which were issued by various bank subsidiaries during the second and third quarters of this year.
   The Corporation also manages its liquidity position by maintaining adequate levels of liquid assets such as money market investments and available for sale securities. At September 30, 1994, the available for sale portfolio totaled $4.1 billion compared to $5.2 billion at December
31, 1993. These securities, comprised mainly of adjustable-rate mortgage-backed securities, U.S. Treasury securities, pass-through mortgage-backed securities, and short-term CMO's, may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks. The Corporation's mortgage-backed securities portfolio totaled $5.7 billion at September 30, 1994, of which approximately 90% represented government agency-backed issues which imply the full faith and credit of the U.S. Government. The remainder of the portfolio was comprised of private issue mortgage-backed securities with credit ratings of AA or higher. Each mortgage-backed security undergoes a thorough analysis prior to purchase and continuously thereafter to examine the investment performance using a wide range of interest rate scenarios and prepayment speeds. This ongoing process insures that the mortgage-backed securities meet the Corporation's investment strategies and internal risk guidelines. At September 30, 1994, net unrealized depreciation in the available for sale portfolio was approximately $92 million compared to net unrealized appreciation of $69 million at December 31, 1993. The decline in market value from year-end was primarily due to the recent increase in market rates.
   Maintaining favorable debt ratings is

                                                       1994 Quarterly Report 9

FINANCIAL COMMENTARY
- ------------------------------------------------------------------------------

also critical to liquidity because it can affect the availability and cost of funds to the Corporation. The Parent Company's ability to access the capital markets on a cost-effective basis is effected by its debt ratings, summarized on page 16. There were no commitments for capital expenditures at September 30, 1994, which would materially impact the Corporation's liquidity position.

CAPITAL STRUCTURE
   The Corporation continues to rank among the most strongly capitalized bank holding companies in the country. This strong capital position and overall financial strength provide a good base for future expansion when profitable opportunities arise. The cornerstone of the Corporation's capital structure is its common equity, totaling $2.2 billion or approximately 81% of total capitalization at September 30, 1994, an increase of 8.1% from September 30, 1993. The equity to asset ratio was 7.80% at both September 30, 1994, and September 30, 1993, and 8.00% at December 31, 1993. The equity base has been strengthened in recent years through earnings retention, the conversion of debt to equity and the issuance of common stock through various employee and stockholder investment plans. On April 14, 1994, the Corporation filed a shelf registration statement with the Securities and Exchange Commission providing for the issuance of up to $500 million of debt, preferred stock or common stock. This represents the only outstanding shelf filing and there are no plans to issue securities pursuant to this filing in the near term. In the first quarter of 1993, the Corporation issued $100 million of 6.75% subordinated notes due March 15, 2003, under the final tranche of a $200 million debt registration. The Corporation also exercised its option to prepay approximately $14 million of convertible subordinated debt at its Iowa subsidiary during the first quarter of last year, resulting in the issuance of approximately 1.0 million shares of common stock as noteholders elected to convert debt to equity prior to the prepayment date.
   An important measure of capital adequacy of a banking institution is its risk-based capital ratios, which represent the primary capital standard for regulatory purposes. The Corporation's risk-based capital ratios at September 30, 1994 of 10.54% for Tier I and 14.03% for total capital substantially exceed the regulatory required minimums. At September 30, 1994 the Corporation's Tier I leverage ratio was 7.15%, well in excess of the required minimums.

==================================================================================================================
Table 16: Capital Structure

(in millions)                                SEPTEMBER 30, 1994        December 31, 1993        September 30, 1993
- ------------------------------------------------------------------------------------------------------------------
Long-term debt                                        $  515.4                 $  486.3                 $  471.4
Stockholders' equity                                   2,206.8                  2,133.3                  2,040.5
- ------------------------------------------------------------------------------------------------------------------
Total capitalization                                  $2,722.2                 $2,619.6                 $2,511.9
==================================================================================================================
Tangible equity                                       $1,946.4                 $1,858.0                 $1,754.5
==================================================================================================================
Ratios
- ------------------------------------------------------------------------------------------------------------------
Equity/assets                                             7.80%                    8.00%                    7.80%
Tangible equity/assets                                    6.94                     7.04                     6.78
Long-term debt as % of total capitalization              18.93                    18.56                    18.77
Double leverage                                         108.63                   110.37                   112.38
Dividends paid
  (for the period, in thousands):
    Preferred                                         $     60                 $     86                 $     65
    Common                                              96,985                  112,129                   81,765
Total dividends as % of net income                        36.9%                    35.4%                    34.1%
==================================================================================================================

==================================================================================================================
Table 17: Intangible Assets

(in millions)                                SEPTEMBER 30, 1994        December 31, 1993        September 30, 1993
- ------------------------------------------------------------------------------------------------------------------
Goodwill -- Parent Company                            $ 91.2                   $ 95.3                   $ 96.7
Subsidiaries:
  Goodwill                                              82.9                     86.3                     92.8
  Core deposit premium                                  78.9                     85.3                     87.9
  Credit card premium                                    3.1                      3.5                      3.7
  Purchased mortgage servicing rights                    4.3                      4.9                      4.9
- ------------------------------------------------------------------------------------------------------------------
                                                       169.2                    180.0                    189.3
- ------------------------------------------------------------------------------------------------------------------
  Total intangible assets                             $260.4                   $275.3                   $286.0
==================================================================================================================

==================================================================================================================
Table 18: Risk-Based Capital

(in millions)                                SEPTEMBER 30, 1994        December 31, 1993        September 30, 1993
- ------------------------------------------------------------------------------------------------------------------
Tier I capital:
  Stockholders' equity                                $ 2,206.8                $ 2,133.3                $ 2,040.5
  Unrealized net (appreciation) depreci-
    ation, available for sale securities                   56.7                    (42.3)
- ------------------------------------------------------------------------------------------------------------------
    Stockholders' equity, net                           2,263.5                  2,091.0                  2,040.5
  Minority interest                                          .7                        7                       .7
  Intangible assets:
    Goodwill                                             (174.1)                  (181.6)                  (189.5)
    Core deposit premium                                  (78.9)                   (85.3)                   (87.9)
- ------------------------------------------------------------------------------------------------------------------
  Total Tier I                                          2,011.2                  1,824.8                  1,763.8
- ------------------------------------------------------------------------------------------------------------------
Tier II capital:
  Allowable reserve for loan losses                       239.8                    215.3                    211.4
  Qualifying long-term debt                               425.0                    425.2                    435.1
- ------------------------------------------------------------------------------------------------------------------
  Total Tier II                                           664.8                    640.5                    646.5
- ------------------------------------------------------------------------------------------------------------------
  Total capital                                       $ 2,676.0                $ 2,465.3                $ 2,410.3
==================================================================================================================
Risk-adjusted assets                                  $19,079.4                $17,098.0                $16,785.1
==================================================================================================================
Risk-based capital ratios:
  Tier I                                                  10.54%                   10.67%                   10.51%
==================================================================================================================
  Total                                                   14.03%                   14.42%                   14.36%
==================================================================================================================
Tier I Leverage ratio                                      7.15%                    6.93%                    6.81%
==================================================================================================================

   At September 30, 1994, all of the Corporation's banking subsidiaries met the regulatory defined capital criteria required by the well capitalized definition which require a Tier I leverage ratio of 5%, a Tier I capital ratio of 6% and a total capital ratio of 10%.

10 Boatmen's Bancshares, Inc.

CONSOLIDATED QUARTERLY EARNINGS TREND
================================================================================================================
                                                               1994                           1993
- ----------------------------------------------------------------------------------------------------------------
(in thousands)                                       THIRD   Second    First   Fourth    Third   Second    First
- ----------------------------------------------------------------------------------------------------------------
Interest income
  Interest and fees on loans                      $324,218 $308,872 $289,634 $287,592 $287,251 $279,297 $265,662
  Interest on short-term investments                   919    1,071      560      257      405      509      826
  Interest on Federal funds sold and securities
    purchased under resale agreements                3,245    1,995    1,593    2,380    1,936    3,161    5,884
  Interest on held to maturity securities
    Taxable                                         49,051   45,674   34,125   92,383   96,537   97,569   94,789
    Tax-exempt                                      14,242   13,447   13,744   13,907   14,366   14,745   15,363
- ----------------------------------------------------------------------------------------------------------------
    Total interest on held to maturity securities   63,293   59,121   47,869  106,290  110,903  112,314  110,152
  Interest on available for sale securities         60,438   61,149   65,991    7,169    7,258    7,360    7,270
  Interest on trading securities                       381      926      840    1,063      429      493      585
- ----------------------------------------------------------------------------------------------------------------
    Total interest income                          452,494  433,134  406,487  404,751  408,182  403,134  390,379
- ----------------------------------------------------------------------------------------------------------------
Interest expense
  Interest on deposits                             134,442  127,611  124,050  128,331  133,406  135,096  132,011
  Interest on Federal funds purchased
    and other short-term borrowings                 47,841   37,908   23,135   19,126   16,014   12,688   14,539
  Interest on capital lease obligation                 945      945      945      965      964      965      964
  Interest on long-term debt                        10,651   10,176    9,714    9,704    9,542    9,391    8,268
- ----------------------------------------------------------------------------------------------------------------
    Total interest expense                         193,879  176,640  157,844  158,126  159,926  158,140  155,782
- ----------------------------------------------------------------------------------------------------------------
    Net interest income                            258,615  256,494  248,643  246,625  248,256  244,994  234,597
Provision for loan losses                            6,900    7,366    5,640   11,853   13,040   15,918   19,373
- ----------------------------------------------------------------------------------------------------------------
    Net interest income after provision
       for loan losses                             251,715  249,128  243,003  234,772  235,216  229,076  215,224
- ----------------------------------------------------------------------------------------------------------------
Noninterest income
  Trust fees                                        37,974   38,690   39,190   37,895   38,723   37,952   35,010
  Service charges                                   41,286   40,715   40,047   41,250   39,173   37,770   35,008
  Credit card                                       17,690   15,890   15,045   14,934   14,561   13,276   11,618
  Investment banking profits and fees                6,847    8,799    7,926    8,657    9,546    8,895    8,502
  Securities gains, net                              1,533      705    2,554    1,753      250      736       68
  Other                                             25,348   25,335   24,961   29,481   29,540   25,416   20,345
- ----------------------------------------------------------------------------------------------------------------
    Total noninterest income                       130,678  130,134  129,723  133,970  131,793  124,045  110,551
- ----------------------------------------------------------------------------------------------------------------
Noninterest expense
  Staff                                            122,365  123,853  123,097  119,147  120,336  115,763  111,234
  Net occupancy                                     17,071   16,763   16,608   17,140   19,072   16,913   16,304
  Equipment                                         21,274   20,809   20,038   21,132   19,704   18,589   18,102
  FDIC insurance                                    11,246   11,448   11,462   11,381   11,232   10,803   10,969
  Credit card                                       11,016   10,121    9,031    9,981    9,400    8,700    7,124
  Foreclosed property costs, net                    (1,233)  (1,618)  (1,114)  (1,235)      83   (2,048)  (1,590)
  Other                                             63,426   63,216   63,403   76,255   68,475   64,185   53,270
- ----------------------------------------------------------------------------------------------------------------
    Total noninterest expense                      245,165  244,592  242,525  253,801  248,302  232,905  215,413
- ----------------------------------------------------------------------------------------------------------------
  Income before income tax expense                 137,228  134,670  130,201  114,941  118,707  120,216  110,362
Income tax expense                                  47,530   46,628   44,617   37,819   37,379   40,493   31,116
- ----------------------------------------------------------------------------------------------------------------
  Net income                                      $ 89,698 $ 88,042 $ 85,584 $ 77,122 $ 81,328 $ 79,723 $ 79,246
================================================================================================================
  Net income per share                                $.86     $.84     $.82     $.75     $.78     $.77     $.77
================================================================================================================
  Dividends declared per share                        $.34     $.31     $.31     $.31     $.31     $.28     $.28
================================================================================================================
Returns
  Return on assets                                    1.30%    1.28%    1.29%    1.18%    1.27%    1.29%    1.34%
  Return on equity                                   16.35    16.30    15.92    14.91    16.15    16.26    16.75
================================================================================================================

                                                      1994 Quarterly Report 11

CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST MARGIN
================================================================================================================================

(dollars in millions)                                                        1994
- --------------------------------------------------------------------------------------------------------------------------------
                                        THIRD QUARTER                       Second Quarter               First Quarter
- --------------------------------------------------------------------------------------------------------------------------------
                                          INCOME/  YIELDS/                   Income/  Yields/                   Income/  Yields/
Assets                         BALANCE    EXPENSE    RATES        Balance    Expense    Rates        Balance    Expense    Rates
- --------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned
 income                      $15,911.9     $325.6     8.19%     $15,506.7     $310.4     8.01%     $14,956.3     $291.0     7.78%

Short-term investments            82.7        1.0     4.45          109.0        1.1     3.93           60.0         .6     3.73
Federal funds sold and
 securities  purchased
 under resale agreements         270.2        3.2     4.80          193.7        2.0     4.12          193.2        1.6     3.30
Held to maturity securities:
 Taxable                       3,379.0       49.1     5.81        3,280.0       45.7     5.57        2,890.3       34.1     4.72
 Tax-exempt                      777.6       21.5    11.06          790.2       20.4    10.35          808.4       20.7    10.22
- --------------------------------------------------------------------------------------------------------------------------------
 Total held to maturity
  securities                   4,156.6       70.6     6.79        4,070.2       66.1     6.50        3,698.7       54.8     5.92
Available for sale
 securities                    4,265.3       60.4     5.67        4,558.3       61.1     5.37        4,712.6       66.0     5.60
Trading securities                28.4         .4     5.61           64.2        1.0     6.03           69.5         .8     4.94
- --------------------------------------------------------------------------------------------------------------------------------
 Total earning assets         24,715.1      461.2     7.46       24,502.1      441.7     7.21       23,690.3      414.8     7.00
Less reserve for loan losses    (348.0)                            (348.6)                            (346.0)
Cash and due from banks        1,691.7                            1,690.1                            1,661.2
All other assets               1,596.7                            1,596.6                            1,587.0
- --------------------------------------------------------------------------------------------------------------------------------
 Total assets                $27,655.5                          $27,440.2                          $26,592.5
================================================================================================================================

Liabilities and Stockholders' Equity
- --------------------------------------------------------------------------------------------------------------------------------
Retail savings deposits and
 interest-bearing
 transaction accounts        $ 8,667.4     $ 55.2     2.55%     $ 8,743.5     $ 52.5     2.40%     $ 8,803.2     $ 50.1     2.28%
Time deposits                  7,366.6       79.2     4.30        7,350.3       75.1     4.09        7,330.2       74.0     4.04
- --------------------------------------------------------------------------------------------------------------------------------
 Total interest-bearing
  deposits                    16,034.0      134.4     3.35       16,093.8      127.6     3.17       16,133.4      124.1     3.08
Federal funds purchased and
 other short-term
 borrowings                    4,159.5       47.8     4.60        3,866.5       37.9     3.92        3,008.5       23.1     3.08
Capital lease obligation          38.7        1.0     9.72           38.9        1.0     9.72           39.1         .9     9.72
Long-term debt                   514.5       10.7     8.28          514.6       10.2     7.91          514.0        9.7     7.56
- --------------------------------------------------------------------------------------------------------------------------------
 Total interest-bearing
  liabilities                 20,746.7      193.9     3.74       20,513.8      176.7     3.44       19,695.0      157.8     3.21
Demand deposits                4,418.3                            4,488.8                            4,425.8
All other liabilities            295.2                              276.4                              320.7
- --------------------------------------------------------------------------------------------------------------------------------
 Total liabilities            25,460.2                           25,279.0                           24,441.5
Redeemable preferred stock         1.1                                1.2                                1.2
Total stockholders' equity     2,194.2                            2,160.0                            2,149.8
- --------------------------------------------------------------------------------------------------------------------------------
 Total liabilities and
  stockholders' equity       $27,655.5                          $27,440.2                          $26,592.5
================================================================================================================================
Interest rate spread                                  3.72%                              3.77%                              3.79%
Effect of noninterest-
  bearing funds                                        .61                                .56                                .55
- --------------------------------------------------------------------------------------------------------------------------------
Net interest income/margin                 $267.3     4.33%                   $265.0     4.33%                   $257.0     4.34%
================================================================================================================================
Nonaccrual loans are
 included in average
 balances and income on
 such loans is recognized
 on a cash basis. Interest
 income and yields are
 presented on a fully-taxable
 equivalent basis using the
 Federal statutory income tax
 rate, net of nondeductible
 interest expense. Such
 adjustments by earning asset
 category are as follows:
  Loans                                      $1.4                               $1.5                               $1.4
  Tax-exempt held to
   maturity securities                        7.3                                7.0                                6.9
  Trading securities                                                              .1
- --------------------------------------------------------------------------------------------------------------------------------
   Total                                     $8.7                               $8.6                               $8.3
================================================================================================================================

12 Boatmen's Bancshares, Inc.

CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST MARGIN
================================================================================================================================
(dollars in millions)                                                        1993
- --------------------------------------------------------------------------------------------------------------------------------
                                        Fourth Quarter                      Third Quarter                Second Quarter
- --------------------------------------------------------------------------------------------------------------------------------
                                          Income/  Yields/                   Income/  Yields/                   Income/  Yields/
Assets                         Balance    Expense    Rates        Balance    Expense    Rates        Balance    Expense    Rates
- --------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned
 income                      $14,666.2     $289.5     7.90%     $14,373.7     $288.6     8.03%     $13,958.8     $280.8     8.05%
Short-term investments            31.2         .2     3.29           48.7         .4     3.33           60.7         .5     3.36
Federal funds sold and
 securities  purchased
 under resale agreements         297.9        2.4     3.20          245.3        1.9     3.16          407.6        3.2     3.10
Held to maturity securities:
 Taxable                       6,799.5       92.4     5.43        6,652.5       96.5     5.80        6,256.2       97.6     6.24
 Tax-exempt                      841.0       21.0    10.00          844.5       22.3    10.55          865.0       21.8    10.10
- --------------------------------------------------------------------------------------------------------------------------------
 Total held to maturity
  securities                   7,640.5      113.4     5.94        7,497.0      118.8     6.34        7,121.2      119.4     6.71
Available for sale
 securities                      469.2        7.2     6.11          479.9        7.3     6.05          489.3        7.3     6.02
Trading securities                85.7        1.1     5.13           35.9         .5     5.30           42.9         .6     5.03
- --------------------------------------------------------------------------------------------------------------------------------
 Total earning assets         23,190.7      413.8     7.14       22,680.5      417.5     7.36       22,080.5      411.8     7.46
Less reserve for loan losses    (344.9)                            (339.3)                            (329.2)
Cash and due from banks        1,720.4                            1,619.6                            1,613.5
All other assets               1,554.5                            1,587.5                            1,416.6
- --------------------------------------------------------------------------------------------------------------------------------
 Total assets                $26,120.7                          $25,548.3                          $24,781.4
================================================================================================================================

Liabilities and Stockholders' Equity
- --------------------------------------------------------------------------------------------------------------------------------
Retail savings deposits and
 interest-bearing
 transaction accounts        $ 8,601.0     $ 51.3     2.38%     $ 8,470.3     $ 52.3     2.47%     $ 8,226.1     $ 50.9     2.48%
Time deposits                  7,538.8       77.0     4.09        7,827.3       81.1     4.15        7,922.8       84.2     4.25
- --------------------------------------------------------------------------------------------------------------------------------
 Total interest-bearing
  deposits                    16,139.8      128.3     3.18       16,297.6      133.4     3.27       16,148.9      135.1     3.35
Federal funds purchased and
 other short-term
 borrowings                    2,579.6       19.1     2.97        2,148.3       16.0     2.98        1,740.7       12.7     2.92
Capital lease obligation          39.3        1.0     9.72           39.5        1.0     9.72           39.7         .9     9.72
Long-term debt                   487.8        9.7     7.96          471.4        9.5     8.10          475.2        9.4     7.90
- --------------------------------------------------------------------------------------------------------------------------------
 Total interest-bearing
  liabilities                 19,246.5      158.1     3.29       18,956.8      159.9     3.37       18,404.5      158.1     3.44
Demand deposits                4,560.9                            4,298.5                            4,142.0
All other liabilities            242.5                              277.9                              272.1
- --------------------------------------------------------------------------------------------------------------------------------
 Total liabilities            24,049.9                           23,533.2                           22,818.6
Redeemable preferred stock         1.2                                1.2                                1.2
Total stockholders' equity     2,069.6                            2,013.9                            1,961.6
- --------------------------------------------------------------------------------------------------------------------------------
 Total liabilities and
  stockholders' equity       $26,120.7                          $25,548.3                          $24,781.4
================================================================================================================================
Interest rate spread                                  3.85%                              3.99%                              4.02%
Effect of noninterest-
  bearing funds                                        .56                                .55                                .58
- --------------------------------------------------------------------------------------------------------------------------------
Net interest income/margin                 $255.7     4.41%                   $257.6     4.54%                   $253.7     4.60%
================================================================================================================================
Nonaccrual loans are
 included in average
 balances and income on
 such loans is recognized
 on a cash basis. Interest
 income and yields are
 presented on a fully-taxable
 equivalent basis using the
 Federal statutory income tax
 rate, net of nondeductible
 interest expense. Such
 adjustments by earning asset
 category are as follows:
  Loans                                      $1.9                               $1.4                               $1.5
  Tax-exempt held to
   maturity securities                        7.1                                7.9                                7.1
  Trading securities                           .1                                                                    .1
- --------------------------------------------------------------------------------------------------------------------------------
   Total                                     $9.1                               $9.3                               $8.7
================================================================================================================================

CONSOLIDATED AVERAGE BALANCE SHEET AND NET INTEREST MARGIN
================================================================================================================================
(dollars in millions)                       1993                              Nine Months Ended September 30
- --------------------------------------------------------------------------------------------------------------------------------
                                        First Quarter                          1994                             1993
- --------------------------------------------------------------------------------------------------------------------------------
                                          Income/  Yields/                   INCOME/  YIELDS/                   Income/  Yields/
Assets                         Balance    Expense    Rates        BALANCE    EXPENSE    RATES        Balance    Expense    Rates
- --------------------------------------------------------------------------------------------------------------------------------
Loans, net of unearned
 income                      $13,127.9     $266.8     8.13%     $15,461.8     $927.0     7.99%     $13,824.7     $836.2     8.06%
Short-term investments           100.4         .8     3.29           84.0        2.6     4.05           69.7        1.7     3.33
Federal funds sold and
 securities  purchased
 under resale agreements         776.1        5.9     3.03          219.3        6.8     4.15          474.4       11.0     3.09
Held to maturity securities:
 Taxable                       5,865.4       94.8     6.46        3,184.9      128.9     5.39        6,260.9      288.9     6.15
 Tax-exempt                      890.7       22.7    10.20          792.0       62.6    10.54          866.6       66.8    10.28
- --------------------------------------------------------------------------------------------------------------------------------
 Total held to maturity
  securities                   6,756.1      117.5     6.96        3,976.9      191.5     6.42        7,127.5      355.7     6.65
Available for sale
 securities                      497.0        7.3     5.85        4,510.4      187.6     5.55          488.7       21.9     5.97
Trading securities                49.4         .6     5.09           53.9        2.2     5.50           42.7        1.7     5.14
- --------------------------------------------------------------------------------------------------------------------------------
 Total earning assets         21,306.9      398.9     7.49       24,306.3    1,317.7     7.23       22,027.7    1,228.2     7.43
Less reserve for loan losses    (310.0)                            (347.5)                            (326.3)
Cash and due from banks        1,547.3                            1,681.1                            1,593.7
All other assets               1,167.4                            1,593.4                            1,392.1
- --------------------------------------------------------------------------------------------------------------------------------
 Total assets                $23,711.6                          $27,233.3                          $24,687.2
================================================================================================================================

Liabilities and Stockholders' Equity
- --------------------------------------------------------------------------------------------------------------------------------
Retail savings deposits and
 interest-bearing
 transaction accounts        $ 7,808.2     $ 49.7     2.55%     $ 8,737.6     $157.8     2.41%     $ 8,170.6     $152.9     2.50%
Time deposits                  7,550.9       82.3     4.36        7,349.1      228.3     4.14        7,768.0      247.6     4.25
- --------------------------------------------------------------------------------------------------------------------------------
 Total interest-bearing
  deposits                    15,359.1      132.0     3.44       16,086.7      386.1     3.20       15,938.6      400.5     3.35
Federal funds purchased and
 other short-term
 borrowings                    1,902.0       14.5     3.06        3,682.4      108.9     3.94        1,931.2       43.2     2.99
Capital lease obligation          39.9        1.0     9.72           38.9        2.8     9.72           39.7        2.9     9.72
Long-term debt                   389.9        8.3     8.48          514.4       30.6     7.92          445.8       27.2     8.14
- --------------------------------------------------------------------------------------------------------------------------------
 Total interest-bearing
  liabilities                 17,690.9      155.8     3.52       20,322.4      528.4     3.47       18.355.3      473.8     3.44
Demand deposits                3,923.7                            4,444.3                            4,122.8
All other liabilities            203.5                              297.3                              251.5
- --------------------------------------------------------------------------------------------------------------------------------
 Total liabilities            21,818.1                           25,064.0                           22,729.6
Redeemable preferred stock         1.2                                1.1                                1.2
Total stockholders' equity     1,892.3                            2,168.2                            1,956.4
- --------------------------------------------------------------------------------------------------------------------------------
 Total liabilities and
  stockholders' equity       $23,711.6                          $27,233.3                          $24,687.2
================================================================================================================================
Interest rate spread                                  3.97%                              3.76%                              3.99%
Effect of noninterest-
  bearing funds                                        .59                                .57                                .58
- --------------------------------------------------------------------------------------------------------------------------------
Net interest income/margin                 $243.1     4.56%                   $789.3     4.33%                   $754.4     4.57%
================================================================================================================================
Nonaccrual loans are
 included in average
 balances and income on
 such loans is recognized
 on a cash basis. Interest
 income and yields are
 presented on a fully-taxable
 equivalent basis using the
 Federal statutory income tax
 rate, net of nondeductible
 interest expense. Such
 adjustments by earning asset
 category are as follows:
  Loans                                      $1.1                              $ 4.3                              $ 4.0
  Tax-exempt held to
   maturity securities                        7.4                               21.2                               22.4
  Trading securities                                                              .1                                 .1
- --------------------------------------------------------------------------------------------------------------------------------
   Total                                     $8.5                              $25.6                              $26.5
================================================================================================================================

                                                      1994 Quarterly Report 13

CONSOLIDATED BALANCE SHEET
===================================================================================================================

(dollars in thousands)                         SEPTEMBER 30, 1994       September 30, 1993        December 31, 1993
- -------------------------------------------------------------------------------------------------------------------
Assets
- -------------------------------------------------------------------------------------------------------------------
Cash and due from banks                               $ 1,767,030              $ 1,558,883              $ 1,608,051
Short-term investments                                     45,604                   75,041                   24,748
Securities:
  Held to maturity                                      4,200,436                7,540,465                3,324,847
  Available for sale                                    4,107,319                  482,960                5,176,966
  Trading                                                  25,600                   26,726                   48,081
Federal funds sold and securities purchased
 under resale agreements                                  775,293                  553,174                  407,672
Loans                                                  16,104,659               14,599,589               14,825,922
  Less reserve for loan losses                            347,060                  341,779                  341,099
- -------------------------------------------------------------------------------------------------------------------
Loans, net                                             15,757,599               14,257,810               14,484,823
- -------------------------------------------------------------------------------------------------------------------
Property and equipment                                    519,609                  458,268                  480,586
Other assets                                            1,093,507                1,215,433                1,098,275
- -------------------------------------------------------------------------------------------------------------------
 Total assets                                         $28,291,997              $26,168,760              $26,654,049
===================================================================================================================

Liabilities and Stockholders' Equity
- -------------------------------------------------------------------------------------------------------------------
Liabilities:
Demand deposits                                       $ 4,318,661              $ 4,459,177              $ 4,769,947
Retail savings deposits and interest-bearing
 transaction accounts                                   8,661,614                8,401,257                8,773,058
Time deposits                                           7,504,041                7,672,717                7,365,997
- -------------------------------------------------------------------------------------------------------------------
  Total deposits                                       20,484,316               20,533,151               20,909,002
- -------------------------------------------------------------------------------------------------------------------
Federal funds purchased and
 securities sold under repurchase agreements            2,386,177                1,987,249                1,996,022
Short-term borrowings                                   2,336,021                  809,009                  815,971
Capital lease obligation                                   38,575                   39,421                   39,224
Long-term debt                                            515,428                  471,376                  486,253
Other liabilities                                         323,503                  286,850                  273,168
- -------------------------------------------------------------------------------------------------------------------
  Total liabilities                                    26,084,020               24,127,056               24,519,640
- -------------------------------------------------------------------------------------------------------------------
Redeemable preferred stock                                  1,142                    1,164                    1,155
- -------------------------------------------------------------------------------------------------------------------
Stockholders' Equity:
Common stock ($1 par value;
 150,000,000 shares authorized)                           104,789                  103,819                  104,126
Surplus                                                   795,776                  783,161                  786,840
Retained earnings                                       1,362,914                1,155,160                1,200,036
Treasury stock                                                                      (1,600)
Unrealized net appreciation (depreciation),
 available for sale securities                            (56,644)                                           42,252
- -------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                            2,206,835                2,040,540                2,133,254
- -------------------------------------------------------------------------------------------------------------------
  Total liabilities and stockholders' equity          $28,291,997              $26,168,760              $26,654,049
===================================================================================================================
Held to maturity securities, market value             $ 4,071,490              $ 7,715,298              $ 3,408,119
Available for sale securities, market value             4,107,319                  507,629                5,176,966
Common stock, shares outstanding                      104,789,055              103,792,502              104,125,546
===================================================================================================================

14 Boatmen's Bancshares, Inc.

CONSOLIDATED STATEMENT OF INCOME
=============================================================================================================================
(in thousands)                                          Third Quarter Ended September 30       Nine Months Ended September 30
- -----------------------------------------------------------------------------------------------------------------------------
                                                                 1994               1993              1994               1993
- -----------------------------------------------------------------------------------------------------------------------------
Interest income
  Interest and fees on loans                                 $324,218           $287,251          $922,724           $832,210
  Interest on short-term investments                              919                405             2,550              1,740
  Interest on Federal funds sold and securities
    purchased under resale agreements                           3,245              1,936             6,833             10,981
  Interest on held to maturity securities
    Taxable                                                    49,051             96,537           128,850            288,895
    Tax-exempt                                                 14,242             14,366            41,433             44,474
- -----------------------------------------------------------------------------------------------------------------------------
    Total interest on held to maturity securities              63,293            110,903           170,283            333,369
  Interest on available for sale securities                    60,438              7,258           187,578             21,888
  Interest on trading securities                                  381                429             2,147              1,507
- -----------------------------------------------------------------------------------------------------------------------------
    Total interest income                                     452,494            408,182         1,292,115          1,201,695
- -----------------------------------------------------------------------------------------------------------------------------
Interest expense
  Interest on deposits                                        134,442            133,406           386,103            400,513
  Interest on Federal funds purchased and other
    short-term borrowings                                      47,841             16,014           108,884             43,241
  Interest on capital lease obligation                            945                964             2,835              2,893
  Interest on long-term debt                                   10,651              9,542            30,541             27,201
- -----------------------------------------------------------------------------------------------------------------------------
    Total interest expense                                    193,879            159,926           528,363            473,848
- -----------------------------------------------------------------------------------------------------------------------------
    Net interest income                                       258,615            248,256           763,752            727,847
Provision for loan losses                                       6,900             13,040            19,906             48,331
- -----------------------------------------------------------------------------------------------------------------------------
    Net interest income after provision for loan losses       251,715            235,216           743,846            679,516
- -----------------------------------------------------------------------------------------------------------------------------
Noninterest income
  Trust fees                                                   37,974             38,723           115,854            111,685
  Service charges                                              41,286             39,173           122,048            111,951
  Credit card                                                  17,690             14,561            48,625             39,455
  Investment banking profits and fees                           6,847              9,546            23,572             26,943
  Securities gains, net                                         1,533                250             4,792              1,054
  Other                                                        25,348             29,540            75,644             75,301
- -----------------------------------------------------------------------------------------------------------------------------
    Total noninterest income                                  130,678            131,793           390,535            366,389
- -----------------------------------------------------------------------------------------------------------------------------
Noninterest expense
  Staff                                                       122,365            120,336           369,315            347,333
  Net occupancy                                                17,071             19,072            50,442             52,289
  Equipment                                                    21,274             19,704            62,121             56,395
  FDIC insurance                                               11,246             11,232            34,156             33,004
  Credit card                                                  11,016              9,400            30,168             25,224
  Foreclosed property costs, net                               (1,233)                83            (3,965)            (3,555)
  Other                                                        63,426             68,475           190,045            185,930
- -----------------------------------------------------------------------------------------------------------------------------
    Total noninterest expense                                 245,165            248,302           732,282            696,620
- -----------------------------------------------------------------------------------------------------------------------------
  Income before income tax expense                            137,228            118,707           402,099            349,285
Income tax expense                                             47,530             37,379           138,775            108,988
- -----------------------------------------------------------------------------------------------------------------------------
  Net income                                                 $ 89,698           $ 81,328          $263,324           $240,297
=============================================================================================================================
  Net income per share                                           $.86               $.78             $2.52              $2.32
=============================================================================================================================
  Dividends declared per share                                   $.34               $.31             $ .96              $ .87
=============================================================================================================================

Earnings per share amounts are based on weighted average shares outstanding after adjusting net income for dividends on preferred stock.
For the nine months, average shares outstanding were 104,673,460 in 1994 and 103,415,280 in 1993. Preferred dividends declared totaled $60 in 1994 and $64 in 1993.

                                                        1994 Quarterly Report 15

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
==================================================================================================================================


                                                                                                      Unrealized Net
                                                                                                        Appreciation
                                           Common Stock                                                (Depreciation),
                                       -------------------                  Retained   Treasury        Available for
(in thousands)                          Shares     Amount      Surplus      Earnings      Stock      Sale Securities         Total
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE, JANUARY 1, 1993                51,131   $ 51,131     $809,923    $1,000,166         --                   --    $1,861,220
Net income                                  --         --           --       240,297         --                   --       240,297
Cash dividends declared:
  Common ($.87 per share)                   --         --           --       (85,109)        --                   --       (85,109)
  Redeemable preferred                      --         --           --           (64)        --                   --           (64)
Acquisition of treasury stock               --         --           --            --     (3,102)                  --        (3,102)
Common stock issued pursuant to
  various employee and shareholder
  stock issuance plans                     306        306       12,592            --      1,502                   --        14,400
Common stock issued upon conversion
  of convertible subordinated debt         476        476       12,552            --         --                   --        13,028
Common stock issued upon 2-for-1
  stock split                           51,906     51,906      (51,906)           --         --                   --
Adjustment of investments in
  equity securities to market value         --         --           --             2         --                   --             2
Other, net                                  --         --           --          (132)        --                   --          (132)
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1993            103,819   $103,819     $783,161    $1,155,160    $(1,600)                  --    $2,040,540
==================================================================================================================================
BALANCE, JANUARY 1, 1994               104,126   $104,126     $786,840    $1,200,036         --              $42,252    $2,133,254
Net income                                  --         --           --       263,324         --                   --       263,324
Cash dividends declared:
  Common ($.96 per share)                   --         --           --      (100,385)        --                   --      (100,385)
  Redeemable preferred                      --         --           --           (60)        --                   --           (60)
Common stock issued pursuant to
  various employee and shareholder
  stock issuance plans                     236        236        3,023            --         --                   --         3,259
Common stock issued upon acquisition
  of subsidiary                            411        411        5,700            --         --                   --         6,111
Common stock issued upon conversion
  of convertible subordinated debt          16         16          240            --         --                   --           256
Adjustment of available for sale
  securities to market value                --         --           --            --         --              (98,896)      (98,896)
Other, net                                  --         --          (27)           (1)        --                   --           (28)
- ----------------------------------------------------------------------------------------------------------------------------------
BALANCE, SEPTEMBER 30, 1994            104,789   $104,789     $795,776    $1,362,914         --             $(56,644)   $2,206,835
==================================================================================================================================

CORPORATE INFORMATION
==================================================================================================================================
                                                                   Standard     Thomson
Agency Ratings                                          Moody's    & Poor's   Bankwatch
- ---------------------------------------------------------------------------------------
Boatmen's Bancshares, Inc.:                                                           B  Corporate Headquarters
  6-3/4% Subordinated notes due 2003                         A3          A-           A  One Boatmen's Plaza
  7-5/8% Subordinated notes due 2004                         A3          A-           A  800 Market Street
  8-5/8% Subordinated notes due 2003                         A3          A-           A  St. Louis, MO 63101
  9-1/4% Subordinated notes due 2001                         A3          A-           A
  6-1/4% Convertible subordinated debentures due 2011        A3          A-              Stock Listing
  Commercial paper                                           P1         A-1       TBW-1  NASDAQ-NM symbol: BOAT
The Boatmen's National Bank of St. Louis:                                             B  CBOE symbol: BTQ
  Long-term/short-term deposits and bank notes           Aa3/P1      A+/A-1       TBW-1
Boatmen's First National Bank of Kansas City:                                         B  Transfer Agent
  Long-term/short-term deposits                                      A+/A-1       TBW-1  Boatmen's Trust Company
Multi-bank note program (7 Boatmen's subsidiary banks)    A1/P1      A+/A-1              510 Locust Street
- ---------------------------------------------------------------------------------------  St. Louis, MO 63101
A Dividend Reinvestment and Stock Purchase Plan is available to shareholders of the      (314) 466-1357 or (800) 456-9852
Corporation. The key features of this Plan are:
.  Dividends on common stock may be automatically reinvested;                            Investor Relations Contact
.  Option to invest up to $10,000 cash per quarter;                                      Kevin R. Stitt
.  No brokerage commissions or service charges on reinvested dividends or                Director of Investor Relations
   cash investments.                                                                     (314) 466-7662
                                                                                         (314) 466-5645 (FAX)

A Direct Deposit of Dividends program is also available to shareholders of the Corporation. This program, which is offered at no charge, provides for the deposit of quarterly dividends directly to a checking or savings account.

Please direct inquiries regarding these programs and requests for the Reinvestment Plan Prospectus and Direct Deposit Authorization Form to:
Boatmen's Trust Company, P.O. Box 14768, St. Louis, MO 63178, (314) 466-1357 or (800) 456-9852.

16 Boatmen's Bancshares, Inc.